Exhibit 99

Marine Products Corporation Announces Management Restructuring

ATLANTA, May 4, 2016 - Marine Products Corporation (NYSE: MPX) announced an operational management restructuring that will support the Company’s next phase of growth and product diversification.

Effective immediately, Marine Products Corporation’s Chaparral and Robalo business units will be managed by an operational executive team directed by Chaparral founder and Executive Vice President Buck Pegg. The team will be comprised of Senior Vice Presidents Ann Baldree, Bill Pegg and Mike Fafard. Ann Baldree will manage dealer sales and customer service. Bill Pegg will direct the human resource, information technology, finance and purchasing departments, and Mike Fafard will lead new product research, design and development. Each of these individuals has been with the Company for more than 10 years and has a great deal of successful experience in similar roles.

Richard A. Hubbell, President and CEO of Marine Products Corporation and newly appointed President of Chaparral Boats stated, “Our pleasure boat manufacturing operations have performed very well since the end of the recession, and are well into their seventh year of broader product offerings, increased sales and greater market share in their three principal product categories. Our newly formed operational executive team consists of dedicated, experienced managers who will continue to propel our growth.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com